Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Stephanie Johnston	Mariana Ceruti
O-I Corporate Communications	O-I Latin American Communications
(567) 336-7199	+55 11 2542 8040
stephanie.johnston@o-i.com	mariana.ceruti@o-i.com

O-I ACQUIRES BRAZILIAN GLASS COMPANY

Expands reach in South America’s largest container market

PERRYSBURG, Ohio (September 1, 2010) — Owens-Illinois, Inc. (O-I) today announced the acquisition of Brazilian glassmaker Companhia Industrial de Vidros (CIV), significantly expanding O-I’s reach in South America’s largest container market.

CIV is the leading glass container producer in northeastern Brazil, one of the country’s fastest-growing regions. The acquisition includes two plants in the state of Pernambuco and one in the state of Ceará and boosts O-I’s capacity in Brazil by approximately 50 percent. The plants employ approximately 1,300 people and produce glass containers for the beverage, food and pharmaceutical industries, as well as tableware.

Under the terms of the agreement, O-I is purchasing CIV’s glass container business for $603 million, which includes future tax benefits with an estimated present value of $140 million. These tax benefits include federal and state incentives for development in Brazil’s northeastern region. The all-cash transaction closed today.

In the first full year of operation, O-I expects the acquisition will boost regional net sales by approximately $200 million. The return on investment is expected to exceed O-I’s cost of capital.  The purchase price reflects a 5.8 times EBITDA multiple for the first year of operation, excluding the present value of future tax benefits and including estimated net cost savings.

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“The acquisition of this well-managed company in South America — our fastest-growing and most profitable region — directly supports our strategy of expanding our presence in emerging markets with robust earnings growth potential,” said Al Stroucken, O-I chairman and CEO. “Our recent expansions in Argentina, China, Malaysia and Vietnam, as well as the opening of new furnaces in Peru and New Zealand, clearly demonstrate our commitment to these rapidly growing regions and the opportunities they offer.”

O-I South America President Andres Lopez says the expanded Brazilian footprint also aligns with unfolding consumer trends and customer growth plans. “Economic development and increased consumer purchasing power is driving significant growth in the Brazilian container market. Our customers are expanding their operations, and this acquisition enables us to serve them, as well as new customers, more effectively. After we’ve implemented our advanced technology and lean manufacturing principles, we fully expect to boost productivity in the new plants,” said Lopez.

Highlights of the acquisition and additional market-related data are available on the O-I Web site at  www.o-i.com/investorrelations.

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About O-I

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the company employs more than 22,000 people with 78 plants in 22 countries. In 2009, net sales were $7.1 billion. For more information, visit www.o-i.com.

Regulation G

EBITDA consists of earnings before interest income, interest expense, provision for income taxes, noncontrolling interests, depreciation and amortization. EBITDA is not a measurement of financial performance under U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measures of performance derived in accordance with GAAP. The most directly comparable GAAP financial measure to EBITDA is earnings from continuing operations attributable to the Company. EBITDA, as calculated by the Company, may not necessarily be comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Management uses this non-GAAP measure principally for internal reporting, forecasting and budgeting and believes that investors may use it as supplemental information to evaluate a company’s ability to service its indebtedness.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this news release.